Exhibit 10.4

PROPANC BIOPHARMA, INC.

March 8, 2023

Holder of Series B Common Stock Purchase Warrants

Regarding:	Inducement Offer to Exercise Common Stock Purchase

Warrants Dear Holder:

Propanc Biopharma, Inc. (the “Company”) is pleased to accept your offer to exercise up to $250,000 of Series B Warrants Common Stock Purchase Warrants (the “Existing Warrants”) currently held by you (“you”), as follows:

1.	Effective upon the execution of this letter agreement, you will exercise Existing Warrants for an aggregate exercise price of $150,000, or 3,750 shares of common stock of the Company (the shares underlying the Existing Warrants, the “Warrant Shares”); and

2.	Within 5 business days’ written notice to you from the Company of receipt of approval by FINRA of the Company’s anticipated reverse stock split, an additional $100,000 for 2,500 Warrant Shares.

The Warrant Shares are the subject of a resale Registration Statement on Form S-1 (File No. 333-238240) (the “Registration Statement”) that is currently effective and, upon exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the issuance or sale, as the case may be, of the Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrant.

In consideration for your agreement to exercise the aforesaid Existing Warrants (the “Warrant Exercise”), the Company hereby agrees to extend the Termination Date of the Existing Warrants to March 27, 2025, the Series A Common Stock Purchase Warrants granted by the Company and held by you to March 27, 2025, and the Series C Common Stock Purchase Warrant granted by the Company and held by you to the third anniversary of the last vesting date, effective upon your exercise of the first $150,000 of Existing Warrants (item 1, above) without any further action required by the Company or you.

Expressly subject to the paragraph immediately following this paragraph below, you may memorialize this agreement by signing this letter below, with such signature constituting your exercise of $150,000 of the Existing Warrants on or before 4:00 p.m. ET on March 10, 2023.

On or before 9:30 am ET on the Trading Day following the date hereof, the Company shall file a Current Report on Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereunder. The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Existing Warrants shall be issued free of any legends or restrictions on resale by Holder and all of the Warrant Shares shall be delivered electronically through the Depository Trust Company within 1 Business Day of the date the Company receives the applicable Warrant exercise price. The terms of the Existing Warrants, including but not limited to the obligations to deliver the Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Warrant Shares).

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Please do not hesitate to call me if you have any questions.

Sincerely yours,

PROPANC BIOPHARMA, INC.

By:	/s/ James Nathanielsz
Name:	James Nathanielsz
Title:	Chief Executive Officer

Accepted and Agreed to:

Name of Holder:	Ionic Ventures, LLC

Signature of Authorized Signatory of Holder:	/s/ Brendan O’Neil
Name of Authorized Signatory:	Brendan O’Neil
Title of Authorized Signatory:	Authorized Signatory

DTC Instructions:	Warrant Shares to be held at TA in book entry until requested.